UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 26, 2008 (November 21, 2008)
CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
21211 Nordhoff Street, Chatsworth, California 91311
(Address of principal executive offices)
(818) 734-5300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective as of November 21, 2008, Jayme L. Brooks, 37, has been appointed Vice President of Finance and Chief Accounting Officer of Capstone Turbine Corporation (the “Company”). Ms. Brooks has served as Interim Chief Accounting Officer since October 10, 2008. Ms. Brooks has served as Vice President of Financial Planning and Analysis of the Company since February 2008. She joined the Company in September 2005 and served as Director of Financial Reporting from September 2005 until February 2008. From March 2003 until September 2005, she was Vice President and Controller of Computer Patent Annuities North America LLC, a company providing solutions for intellectual property management needs, technology renewal services, software tools and portfolio management. Ms. Brooks is a Certified Public Accountant licensed in California and a member of Financial Executives International.
     In connection with her appointment, the Compensation Committee of the Board of Directors increased the annual salary of Ms. Brooks from $170,000 to $200,000 effective as of October 10, 2008, the date that Ms. Brooks assumed the position of Interim Chief Accounting Officer. In addition, the Compensation Committee granted Ms. Brooks an option to purchase 125,000 shares of the common stock of the Company pursuant to the Company’s 2000 Equity Incentive Plan with an exercise price of $0.85 per share, the closing market price of the Company’s common stock on November 25, 2008. The options expire in ten years with 25% vesting on the first anniversary of the grant date and the remaining options vesting pro rata each month over the next 36 months.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION

Date: November 26, 2008	By:	/s/ Edward I. Reich

Edward I. Reich Executive Vice President and Chief Financial Officer

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